EXECUTION COPY	Exhibit 10.143

SECURED NOTE

$2,500,000.00	July __, 2008

FOR VALUE RECEIVED, Vyteris, Inc., a Nevada corporation (the "Borrower"), hereby promises to pay to the order of Ferring Pharmaceuticals, Inc. (the "Holder"),  in lawful money of the United States of America and in immediately available funds, the principal sum of Two Million Five Hundred Thousand Dollars ($2,500,000.00), with interest accruing on the outstanding principal balance from the date hereof as provided below.

1.    Rate of Interest.  The principal amount of this Note shall bear interest at the rate of ten percent (10%) per annum.  In no event shall the rate of interest hereunder (whether pursuant to this Section 1 or the Default Rate) exceed the maximum rate allowed by law.

2.    Payment Terms.  During the term of this Note, interest shall accrued at the interest rate set forth in paragraph 1 above and shall be due and payable in full on the Maturity Date (as defined below)..  Unless earlier paid in accordance with the terms hereof, the entire outstanding principal amount of this Note, together with all outstanding interest accrued thereon, shall be due and payable in full on July ___, 2009, unless the right of offset set forth in paragraph 4 is not elected, in which case the Note shall be due and payable in full on July __, 2010 (either of July __, 2009 or July __, 2010 shall be referred to as the “Maturity Date” as applicable).

3.    Default Interest.  If any payment due under this Note is more than ten (10) business days late, the overdue amount shall bear interest at the rate of twelve percent (12%) per annum (the “Default Rate”).  Such 10 business day period shall not be construed in any way to extend the due date of any such payment.  Upon maturity, whether by acceleration, demand or otherwise, and at the option of the Holder upon the occurrence of any Event of Default (as hereinafter defined) and during the continuance thereof, this Note shall bear interest at the Default Rate.

4.    Right of Offset.  In the event that, on or before the Maturity Date, the Holder elects to initiate Phase II clinical trials (“Phase II Trials”), pursuant to Section 5.04 of that certain License and Development Agreement between the Borrower and Holder dated September 27, 2004 (“License and Development Agreement”), then, instead of making the $2,500,000 payment due with respect thereto pursuant to Section 5.02(ii) of the License and Development Agreement, the Holder may elect to offset such $2,500,000 payment on the election date against the principal amount of this Note, at which time, upon payment by the Borrower of any accrued and unpaid interest thereon (which shall thereupon become due and payable), this Note shall be considered paid in full without any further action by either party.  There is no premium or penalty for any such prepayment of this Note.

5.    Prepayment.   The Borrower shall have the right to prepay the outstanding principal amount hereof at any time in whole without premium or penalty.

6.    Place of Payment.  All payments of sums due hereunder shall be paid by the Borrower to the Holder at the office of the Holder, 4 Gatehall Drive, Parsippany, New Jersey  07054, or at such other location as the Holder may from time to time designate in writing.

7.    Security Agreement; Letter Agreement.  This Note is the Note and the Secured Note referred to in the Security Agreement dated as of the date hereof between the Borrower and the Holder (the “Security Agreement”), is secured by the liens and security interests granted pursuant to the Security Agreement, and is entitled to the benefits of the Security Agreement.  As additional consideration for the making of the loan to the Borrower evidenced hereby, the Borrower and the Holder have entered into a certain letter agreement of even date herewith (the “Letter Agreement”) amending certain provisions of the License and Development Agreement and the Supply Agreement referred to therein.

8.    Events of Default.  The occurrence of any of the following events will be deemed to be an "Event of Default" under this Note:

(i) the Borrower fails to pay any installment of principal, interest or other sum due under this Note within ten (10) days of the date when due;

(ii) the Borrower breaches in any material respect any covenant or other term or condition of the Security Agreement, this Note or the letter agreement dated hereof between the Borrower and the Holder (the “Letter Agreement”) and such breach, if capable of being cured, continues for a period of ten (10) business days after written notice to the Borrower from the Holder;

(iii) any representation or warranty made by the Borrower in the Security Agreement or the Letter Agreement is false, inaccurate or misleading in any material respect;

(iv) the Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for the Borrower for a substantial part of the Borrower’s property or business; or such receiver or trustee shall be involuntarily appointed and not dismissed within ninety (90) days; or

(v) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower and if instituted against the Borrower are not dismissed within sixty (60) days of initiation.

Upon the occurrence of an Event of Default:  (a) if an Event of Default specified in clauses (iv) or (v) above shall occur, the outstanding principal balance and accrued interest hereunder together with any additional amounts payable hereunder shall be immediately due and payable without demand or notice of any kind; (b) if any other Event of Default shall occur, the outstanding principal balance and accrued interest hereunder together with any additional amounts payable hereunder, at the option of the Holder and without demand or notice of any kind may be accelerated and become immediately due and payable; (c) at the option of the Holder, this Note will bear interest at the Default Rate from the date of the occurrence of the Event of Default; and (d) the Holder may exercise from time to time any of the rights and remedies available to the Holder under the Loan Documents (as hereinafter defined) or under applicable law.

9.    Security Interest/Waiver of Automatic Stay.   This Note is secured by a security interest granted to the Holder pursuant to the Security Agreement.  The Borrower acknowledges and agrees that should a proceeding under any bankruptcy or insolvency law be commenced by or against the Borrower, or if any of the Collateral (as defined in the Security Agreement) should become the subject of any bankruptcy or insolvency proceeding, then the Holder should be entitled to, among other relief to which the Holder may be entitled under this Note, the Security Agreement and/or the Letter Agreement (collectively, "Loan Documents") and/or applicable law, an order from the court granting immediate relief from the automatic stay pursuant to 11 U.S.C. Section 362 to permit the Holder to exercise all of its rights and remedies pursuant to the Loan Documents and/or applicable law.

10.          Failure or Indulgence Not Waiver.  No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

11.          Waiver of Presentment.  The Borrower waives presentment, demand for payment, protest and notice of dishonor of this Note.

12.          Notices.  All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be: (i) if to the Borrower to: Donald Farley, Chairman, Vyteris, Inc., 13-01 Pollitt Drive, Fair Lawn, New Jersey 07460, fax no.: (201) 703-2295, and (ii) if to the Holder, to: Jean Frydman, Esq., Ferring Pharmaceuticals, Inc., 4 Gatehall Drive, 3rd Floor, Parsippany, New Jersey  07054, fax no.:  (973) 796-1783.

13.          Amendment.   No modification, amendment or waiver of, or consent to any departure by the Borrower from, any provision of this Note will be effective unless made in a writing signed by the Holder, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

14.          Assignability.  This Note shall bind the Borrower and its successors and assigns, and the benefits hereof shall inure to the benefit of the Holder and its successors and assigns; provided, however, that the Borrower may not assign this Note in whole or in part without the Holder’s written consent and the Holder at any time may assign this Note in whole or in part.

15.          Cost of Collection.  The Borrower agrees to pay on demand, to the extent permitted by law, all costs and expenses incurred by the Holder in the enforcement of its rights in this Note and in any security therefor, including without limitation reasonable fees and expenses of the Holder’s counsel.

16.          Governing Law.   The Borrower hereby irrevocably consents to the exclusive jurisdiction of any state or federal court in the City of Newark, State of New Jersey; provided that nothing contained in this Note will prevent the Holder from bringing any action, enforcing any award or judgment or exercising any rights against the Borrower individually, against any security or against any property of the Borrower within any other county, state or other foreign or domestic jurisdiction.  The Borrower acknowledges and agrees that the venue provided above is the most convenient forum for both the Holder and the Borrower.  The Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Note.  This Note shall be governed by and construed in accordance with the laws of the State of New Jersey without giving effect to conflicts of laws principles.

17.          WAIVER OF JURY TRIAL.  THE BORROWER IRREVOCABLY WAIVES ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS NOTE, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS NOTE OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH DOCUMENTS.  THE BORROWER ACKNOWLEDGES THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

The Borrower acknowledges that it has read and understands all of the provisions of this Note, including the waiver of jury trial, and has been advised by counsel as necessary or appropriate.

IN WITNESS WHEREOF, the Borrower has caused this Note to be signed in its name by an authorized officer as of the 8th day of July, 2008.

VYTERIS, INC.

By:	/s/ Donald Farley
Donald Farley
Chairman

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